Exhibit 10(ww)

Summary of Compensation Arrangements for David G. DeCampli

Reference is made to the Current Report on Form 8-K filed by PPL Electric Utilities Corporation (“PPL Electric”) on January 31, 2007 for general information regarding the compensation arrangements of PPL Electric’s executive officers, and to Exhibit 10(qq) filed herewith for the employment letter of David G. DeCampli. Mr. DeCampli began serving as Senior Vice President-Transmission and Distribution Engineering and Operations of PPL Electric effective December 4, 2006. Pursuant to his employment letter, Mr. DeCampli received a signing bonus of $450,000 of which $225,000 was paid in cash following his employment date and $225,000 was provided in the form of restricted stock units which will vest in three years. Mr. DeCampli’s base salary and cash and equity incentive awards were approved by the Corporate Leadership Council of PPL Corporation on February 12, 2007. His 2007 annual base salary is $265,000, effective January 1, 2007, and he received an annual cash incentive award of $117,000. Under PPL’s Incentive Compensation Plan for Key Employees, Mr. DeCampli was granted long-term incentive equity awards as follows:

Restricted Stock Units (Strategic Objective Results): 1,980 Units

Restricted Stock Units (Sustained Financial and Operational Results): 2,390 Units

Stock Options: 25,110 Shares

Under his employment letter, if Mr. DeCampli’s employment is terminated within one year from his date of hire, he is entitled to receive a severance payment equal to one year’s base salary, and he will continue to receive employee health, dental and basic life insurance benefits for one year following his termination. If his employment is terminated after one year from his date of hire, he will receive a payment equal to his salary for a period of 52 weeks or until he secures alternative employment, whichever occurs first. Mr. DeCampli will be required to execute a form of release that is acceptable to PPL in order to receive severance benefits. Mr. DeCampli is also entitled to protection in case of a change in control of PPL. Under this arrangement, he is entitled to two times annual salary and annual cash incentive. This arrangement also extends his coverage under employee group life, disability, accident and health insurance for two years and provides an additional two years of pension credit when determining his PPL retirement benefit. Mr. DeCampli is also eligible to participate in the Supplemental Executive Retirement Plan (“SERP”) which provides officers with enhanced retirement benefits upon retirement after 10 years of service. Mr. DeCampli may also participate in the Officers’ Deferred Compensation Plan (“ODCP”) which permits participants to defer compensation to manage current income taxes as well as the Premium Exchange Program (“Exchange Program”) which allows participants to exchange all or a portion of their annual cash incentive for PPL Restricted Stock Units which are valued at a 40% premium. The Exchange Program assists executives in accumulating PPL Stock in order to comply with PPL’s Executive Equity Ownership Guideline Program. Under this Program, Mr. DeCampli is required to hold the number of PPL shares equal in amount to his base salary by the end of five years from his date of hire. Information concerning PPL Electric’s change in control arrangements, SERP, Exchange Program and other executive compensation information is provided in PPL Electric’s most recent Information Statement for its Annual Meeting of Shareowners filed on March 10, 2006 and on file with the SEC.